EXHIBIT 4.3

Execution Copy

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY OTHER SECURITIES LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND SUCH OTHER LAWS, THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH OTHER LAWS.

UNSECURED CONVERTIBLE PROMISSORY NOTE (THE “NOTE”)

Date:

1.	Loan

1.1.        Loan Amount. The undersigned, BioCancell Therapeutics Inc., a publicly-held corporation organized under the laws of the State of Delaware, and traded on the Tel-Aviv Stock Exchange (the “Borrower” or the “Company”), hereby acknowledges and confirms receipt from (the “Lender”, “Purchaser” or “Holder”) of the principal loan amount of [__________] (the “Loan Amount”). This Note shall rank pari passu with all other Company senior indebtedness, excluding only indebtedness to banking institutions or car or equipment leasing companies incurred in the ordinary course of business consistent with past practice but shall be senior to all shareholder loans.

1.2.        Interest. The unpaid Loan Amount shall bear U.S. dollar denominated interest at the rate of 10.0% per annum, compounded annually (the “Interest”), from the date of the Closing, as such term is defined in the Subscription and Registration Rights Agreement to which this note is attached as an exhibit, and until the date of actual repayment. Interest accrued before and until the second anniversary of the Closing shall be added to and deemed part of the Loan Amount. Commencing as of the first quarter following the second anniversary of the Closing, the Interest shall be payable to the Lender on a quarterly basis; provided, however, that upon conversion of any portion of the Loan, the interest accrued on such converted portion, from the last interest payment date and until the conversion date, shall be paid to the Lender within 10 days of such conversion. The Company will not withhold any taxes on payments to the Lender under this Note if the Lender shall provide the Company with written confirmation of withholding tax exemption in the form prescribed by law.

1.3.        Repayment. The relevant portion of the Loan Amount, and any unpaid Interest accrued thereon, in the period commencing on the last Interest payment date, will not be payable in the event that this Note is converted in accordance with Section 2 below, but will be payable upon repayment pursuant to Section 3 or Section 4 below.

2.	Conversion

2.1. Conversion. Lender shall be entitled to convert the outstanding Loan Amount, or any part thereof, together with any unpaid Interest accrued thereon as at the date of conversion, which in no event shall exceed the Interest accrued until the first quarter following the second anniversary of the Closing, into shares of Common Stock of the Company, par value US$ 0.01 (the “Underlying Shares”), at any time during the period of four (4) years commencing as of the date of the Closing. The Loan Amount shall be converted at a price per share of US$ 0.889 (which, for convenience and indication purposes only, was equal to NIS 2.90 on the relevant date) (the “Conversion Price”), which Conversion Price shall be subject to the adjustments more fully set forth herein. Notwithstanding the foregoing, in the event that the Average Price (as defined in the Subscription and Registration Rights Agreement) is lower than US$ 0.743 or higher than US$ 0.821 (i.e., five percent lower or higher than the PPS (as defined in the Subscription and Registration Rights Agreement)), the Conversion Price shall be adjusted to the lower of: (i) the Avenge Price (in US$) multiplied by 1.20, and (ii) the closing price of the shares of Common Stock of the Company, as reported on the Tel Aviv Stock Exchange, on the Determination Date (as defined in the Subscription and Registration Rights Agreement) multiplied by 1.25. The Average Price and the closing price in subsection (ii) shall be denominated in US$ by dividing the Average Price or the closing price denominated in NIS by the exchange rate of the US$ to NIS at the close of business on the Determination Date. Subject to adjustments set forth herein, the maximum number of Underlying Shares is [______], of which [______] are on account of the principal amount and a maximum of [______] are on account of the accrued Interest.

Execution Copy

2.2.   M&A Event. In the event that, prior to the earlier of the repayment or conversion of the Loan Amount hereunder, the Company proposes to enter into a transaction (or a series of related transactions) (an “M&A Event”) which entails any of the following: (i) the consolidation or merger of the Company with or into any other corporation or entity, in which the Company is not the continuing or the surviving entity, (ii) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company, (iii) the acquisition by any person or entity of 50% or more of the issued and outstanding share capital of the Company, or (iv) if any person shall succeed in having its nominees elected to the Board of Directors of the Company and when added to any existing directors remaining after such election who acts in concert with such person shall constitute a majority of the board, then in addition to Lender’s right to convert the outstanding Loan Amount or any part thereof, together with any unpaid Interest accrued thereon as provided above, into shares of Common Stock of the Company at a price per share equal to the Conversion Price then in effect, at the option of the Holder, (i) the Company will immediately repay the outstanding Loan Amount together with any Interest accrued thereon as of the date of early repayment; or (ii) the Holder, upon any conversion of this Note, at any time after the consummation of such M&A Event, shall be entitled to receive, in lieu of the Underlying Shares receivable upon the conversion of this Note prior to such consummation of the M&A Event, the shares or other securities or property to which such Holder would have been entitled upon the consummation of the M&A Event if the Holder had converted the Note immediately prior thereto, all subject to further adjustments as set forth herein, and the successor or purchasing corporation or other entity in such M&A Event (if not the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s or entity’s obligations under the Note; and in each such case, the terms of the Note (including the conversion period, transfer and adjustment provisions of the Note) shall be applicable to the shares or other securities or property receivable upon the conversion of the Note after the consummation of such M&A Event. In the event that shares or other securities are payable as consideration in an M&A Event, the Conversion Price shall be adjusted in accordance with the exchange ratio determined in such transaction. The Company shall notify the Holder of the proposed M&A Event by no later than fourteen (14) days prior to the consummation of such M&A Event. The Holder hereby agrees and undertakes to make commercially reasonable efforts to execute all necessary documentation and take all further action, at the Company’s expense, as may be required or desirable in order to consummate the M&A Event.

2.3. Mechanism of Conversion. Before the Holder shall be entitled to convert any part of the Note into shares of Common Stock of the Company it shall give an irrevocable written notice to the Company at its registered office, of the election to convert the same, together with the presentment of this Note. The Company shall, as soon as practicable thereafter but in any event by no later than two (2) Business Days (as defined below) commencing on the date it receives the notice of conversion and the Note pursuant to the provisions herein, issue and deliver to the Holder, or to its nominee or nominees, (i) a certificate or certificates for the number of shares of Common Stock of the Company to which the Holder shall be entitled as aforesaid, and (ii) a new Note for the balance of the unconverted principal amount of the Loan Amount and any Interest accrued thereon. Such conversion shall be deemed to have been made immediately prior to the close of business on the date on which the Note was to be converted, and the Holder shall be treated for all purposes as the record holder of such shares as of such date.

Execution Copy

2.4.
Fractional Shares. No fractions of shares shall be issued upon conversion of this Note, and the number of shares of stock issued shall be rounded to the nearest whole number (with cash being paid by the Company for any unissued fractional shares).

2.5.
Adjustment. If the Company, at any time while the Loan Amount is outstanding shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock issue rights, option or warrants for its Common Stock at below market price to all of the Company’s stockholders, then the Conversion Price set forth in Section 2.1 above shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. If the Company shall subdivide or combine its shares of Common Stock, the Conversion Price in effect on such date shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination, or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier. If at any time prior to the conversion or repayment of the Note the Company shall distribute a dividend in liquidation or partial liquidation or by way of return of capital, or a dividend regardless of whether or not payable out of earnings or surplus legally available for dividends, the Conversion Price shall be reduced by an amount equal to the per-share distribution on the record date fixed for the purpose of such distribution. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

2.6.
Adjustment due to Future Issuance of Securities. Until such time in which an aggregate amount of US$ 15,000,000 has been invested in the Company (excluding the Excluded Capital as defined in the Subscription and Registration Rights Agreement to which this note is attached as an exhibit), in any event that the Company issues any additional securities to the Purchaser or any third party, save for Excluded Issuances (as defined in the Subscription and Registration Rights Agreement), either at a purchase price, conversion price or exercise price less than the Conversion Price, the Lender will benefit from a “full ratchet” anti-dilution protection, such that the Conversion Price shall be retroactively reduced to the lowest price at which such additional new securities have been issued.

2.7.         Reserved.

2.8.         Whenever the conversion price is adjusted pursuant hereto, the Company shall promptly mail to the Lender a notice setting forth the conversion price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Execution Copy

2.9.         Most Favored Terms. Until such time as an aggregate amount of US$ 15,000,000 has been invested in the Company (excluding the Excluded Capital), in the event that any third party is issued any type of debt or instrument having a characteristic of debt, including but not limited to a straight note, a convertible note, an equity instrument with a redemption right or similar debenture whether or not convertible into securities of the Company under terms that are fully or partially more favorable than those set forth herein, then, at the option of the Lender, upon each such issuance, this Note shall be construed as containing the most favorable terms afforded to such third party, as though such terms were previously provided herein, with retroactive effect from the Closing (as defined in the Subscription and Registration Rights Agreement). For example, if the Company issues a convertible debenture with a higher conversion price but which is convertible into shares having liquidation preferences that are superior to the rights of the shares underlying this Note or with a higher interest rate and/or longer conversion period, even if all other terms are inferior to this Note, the Lender shall be entitled to elect that the shares into which this Note shall be convertible shall be shares containing such superior liquidation preference rights and – in the case of the higher interest rate and/or longer conversion period – that the Interest herein and/or longer conversion period shall be such higher interest rate and/or longer conversion period, while all other terms of this Note will remain unchanged and in effect. The Company shall immediately (subject to applicable law) notify the Lender in writing of any such favorable note or debenture including a provision of the main terms of such instruments. In the event that the Company issues convertible debentures which are publicly traded, the Lender shall have the right to replace this Note with such publicly traded convertible debentures in an amount equal to the outstanding Loan Amount at such time, and this Note shall be cancelled and the provisions of the publicly traded debentures shall apply.

2.10. Any dispute on matters under Sections 2.6 and 2.9 herein shall be referred to a resolution by Giza Singer Even and Kesselman and Kesselman (PWC Israel). In the event of different determinations by Giza Singer Even and PWC, the dispute shall be resolved by calculating the average between the values determined by each of Giza Singer Even and PWC with respect to each parameter of their determination. The determination of Giza Singer Even and PWC will be exclusive and final. The non-prevailing party in such dispute shall bear the expenses of Giza Singer Even and PWC. The Company hereby acknowledges that the Purchaser and its affiliates retain the services of Giza Singer Even and PWC in the ordinary course of business for various tasks (accounting, tax, financial and fairness opinion, advisory services and the like) and that they will not be limited from retaining them also in the future. In that respect, the Company waives any claim it may have against the Purchaser and its affiliates in connection with a conflict of interest regarding the matters contemplated in this Section 2.10.

3.	Event of Default

3.1.       For the purposes of this Note, an “Event of Default” shall be deemed to have occurred if any one of the following occurs:

a)       a default in the payment of interest on the Loan Amount when due and such default shall continue for more than ten days;

b)       a default in the payment of the principal at the expressed or any accelerated due date and such default shall continue for more than ten days;

c)       a default in the payment when due of the principal of or interest on any debt of the Borrower to a bank or another financial institution or pursuant to which the creditor has a registered security interest over assets of the Borrower or any of its subsidiaries, having an unpaid principal amount in excess of US$ 100,000 (whether by lapse of time, by declaration, by call for redemption or otherwise), and such default or event shall continue beyond the period of grace, if any, allowed with respect thereto;

d)       a default in the observance or performance of any of the negative covenants set forth in Section 6 (a), (c), (e) or (f) or any of the covenants set forth in Sections 6.1, 6.2 or 6.3 of the Subscription and Registration Rights Agreement;

Execution Copy

e)       final non-appealable judgment(s) for the payment of money aggregating in excess of US$100,000 (and US$500,000 with respect to any major supplier of the Company with annual payments by the Company exceeding 20% of the Company’s annual expenditures) is or are outstanding against the Borrower or against any of the property or assets of the Borrower and any such judgment or judgments aggregating in excess of US$100,000 (and US$500,000 with respect to any major supplier of the Company with annual payments by the Company exceeding 20% of the Company’s annual expenditures) has or have remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its or their entry;

f)       If the Borrower is de-listed from the Tel-Aviv Stock Exchange and its shares are not listed within 60 days of such de-listing on NASDAQ or in an alternate exchange reasonably satisfactory to the Lender;

g)       If there shall be commenced against the Borrower (other than by the Lender) any proceedings related to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, and any such proceedings shall remain undismissed for a period of sixty (60) days, or if a receiver or trustee shall be appointed for the Borrower or for all or a substantial part of its assets, and any such receivership or trusteeship shall remain undischarged for a period of sixty (60) days;

h)       If the Borrower applies for an arrangement with its creditors or participants, or if the Borrower shall make an assignment of its assets for the benefit of its creditors (other than in the ordinary course of business); or

i)       Upon the levy of an attachment or the institution of execution proceedings (other than by the Lender) against the whole or a substantial of Borrower’s assets, where such attachment or execution proceeding is not discharged within sixty (60) days.

j) If a representative of the Purchaser is not a member of each of the Company’s Board of Directors and the Company’s four-member Executive Committee, other than by the resignation of such person and the refusal of the Purchaser to appoint someone in his stead (as long as the Purchaser holds securities (on an as-converted basis) that represent at least seven percent (7%) of the issued and outstanding share capital of the Company); provided that in such case, the Purchaser shall have the right to demand the repayment of the Loan Amount plus an amount equal to the Interest accruable over a period of four (4) years from the Closing Date less any amount of Interest actually paid to Purchaser.

3.2.         The Borrower shall notify the Lender, in writing, immediately upon becoming aware of any Event of Default described above.

3.3.         Acceleration of Maturities. When any Event of Default described in paragraphs (a), (b) or (j) of Section 3.1 has happened and is continuing, the Lender may, by notice in writing sent to the Company, declare the Note due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

When any Event of Default described in paragraphs (c)-(i) of Section 3.1 has occurred, then the Note shall immediately become due and payable without presentment, demand or notice of any kind, all of which are hereby expressly waived. Upon the Note becoming due and payable as a result of any Event of Default as aforesaid, the Lender shall be entitled to cause the Company to forthwith pay to the Lender all principal and Interest accrued on the Note. Any amounts payable with respect to this Section 3.3 shall be supplemented by additional interest accrued thereon at an annual rate of 5% from the date when the Event of Default has occurred and until the payment date. Neither any course of dealing on the part of the Lender nor any delay or failure on the part of the Lender to exercise any right shall operate as a waiver of such right or otherwise prejudice the Lender’s rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay the Lender all reasonable expenses incurred by it in implementation of its rights, powers and remedies under this Section 3.

Execution Copy

4.	Repayment

Unless converted earlier pursuant to Section 2 above, repayment of the Loan Amount together with any unpaid Interest accrued thereon hereunder shall be due and payable upon the fourth anniversary of the Closing (the “Maturity Date”) by check or wire transfer delivered to the Lender’s account furnished to the Company for that purpose. Upon repayment, the Note shall be cancelled and returned to the Company. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. “Business Day” means a day on which commercial banks in Israel are required to be open for business, but excluding Fridays.

5.	Reserved.

6.	Negative Covenants

The Company hereby undertakes that for as long as the Loan Amount has not been repaid or converted pursuant to the terms hereof it shall not without the prior written consent of (i) the Lender with respect to sub-sections (a), (c), (e) or (f); or (ii) of the Executive Committee (as defined in the Subscription and Registration Rights Agreement) with respect to sub-sections (b) or (d):

a)	materially change the general nature of its business;

b)
transfer, license, encumber, pledge or dispose of more than 20% of its assets; provided that if the Executive Committee approves such transaction the Purchaser shall have the right to demand the repayment of the Loan Amount plus an amount equal to the Interest accruable over a period of four (4) years from the Closing Date less any amount of Interest actually paid to Purchaser;

c)	distribute any cash or share dividends to its stockholders;

d)
a consummation of an M&A Event in which all or part of the consideration payable by the acquirer is in a cash; provided that if the Executive Committee approves such transaction the Purchaser shall have the right to demand the repayment of the Loan Amount plus an amount equal to the Interest accruable over a period of four (4) years from the Closing Date less any amount of Interest actually paid to Purchaser;

e)	make any loan or other extension of credit to its distributors, customers, or employees other than loans and advances granted in the ordinary course of business and consistent with past practices; or

f)
(i) receive any loan or advance from a third party or incur any debt, other than (a) inter-company loans granted by the Company to its subsidiaries or credit from its suppliers incurred in the ordinary course of business, consistent with past practices; and (b) a loan of up to $2 million with the same terms as set forth in this Convertible Note, or (ii) issue a guarantee in an aggregate amount in excess of US$50,000.

6A	Additional Covenants.

a)
The Company will maintain and reserve, free from pre-emptive or similar rights, such number of authorized but unissued shares of Common Stock so that this Note may be converted without additional authorization of Common Stock after giving effect to all other warrants, convertible securities and other rights to acquire shares of the Company.

Execution Copy

b)
For so long as the Note has not been repaid or converted in full, the Company agrees that it will not enter into, or be a party to, any transaction, arrangement or agreement with any Affiliate (as defined below) without the Lender’s prior written consent. For purposes of this Agreement, the term “Affiliate” shall mean, any individual or any type of entity whether incorporated or not which, directly or indirectly through one or more intermediaries, controls or is under common control with the Company. The term “control” shall have the meaning ascribed to such term in the Israeli Securities Law-1968.

c)
The Company shall act in good faith in the performance of this Note and as such will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

d)
Milestones. The Company shall use its best efforts and allocate the budget required to achieve and satisfy the milestones set forth in Exhibit 6A(d) attached hereto. Any change in excess of 10% to the budget devoted to the attainment of such milestones and to the schedule for its deployment shall require the prior written approval of the Executive Committee (as defined in the Subscription and Registration Rights Agreement). It is hereby understood that the Company’s ability to perform the milestones set forth in sections (a) and (b) of Exhibit 6A(d) may be subject to technological or other difficulties that are not in its control, and may not be timely realized, or may be realized differently than expected subject to the approval of the Executive Committee (as defined in the Subscription and Registration Rights Agreement). As of the date of this Agreement the Company is not aware of any difficulty that may delay this schedule.

e)
Management Fees. As long as the director nominated by the Purchaser to the Company’s Board of Directors serves in such Capacity, the Purchaser shall provide the Company or at the request of the Company, to a subsidiary of the Company, with consulting services on a non-exclusive basis on average at least five (5) working days per month. For such services, the Company or the subsidiary, as applicable, shall pay the Purchaser (or its designee) a management fee as follows: (i) US$30,000 plus VAT, if applicable, in cash per annum paid on a quarterly basis within 10 days following the end of each quarter; and (ii) shall grant on the date hereof and on each anniversary thereafter, 63,939 shares of Common Stock of the Company plus VAT, if applicable. Each share granted hereunder shall be fully vested and shall be deemed a “Registrable Security” (as defined in the Subscription and Registration Rights Agreement. Upon the request of the Purchaser, and subject to the approval of the Company’s General Meeting to be convened as soon as practicable following the date of the Subscription and Registration Rights Agreement to approve the transactions contemplated herein, in the Subscription and Registration Rights Agreement and in the Warrant, the Company shall grant such shares to the person designated by the Purchaser to the Company’s Board of Directors under Section 102 of the Israeli Income Tax Ordinance. The Company shall reimburse the Purchaser for all reasonable out-of-pocket expenses incurred by the director in providing such services (travel abroad, accommodation, professional counsel etc.), provided that an aggregate amount exceeding US$15,000 per year shall be approved in advance by the Company. This provision shall not derogate from the director designated by Purchaser to receive the same consideration that other non-employee directors of the Company receive in their capacity as such. The Company shall withhold required taxes pursuant to applicable law on payments to the Purchaser under this sub-section (c), unless the Purchaser shall provide the Company with written confirmation of withholding tax exemption in the form prescribed by law.

Execution Copy

7.	General Provisions

7.1.         Further Assurances. The Borrower and the Lender shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Note and the intentions of the parties as reflected thereby.

7.2.         Entire Agreement; Amendment; Waiver. This Note, the Subscription and Registration Rights Agreement and the other Transaction Documents (as defined in the Subscription and Registration Rights Agreement) constitute the full and entire understanding and agreement between the parties hereto with regard to the subject matters hereof. Any term of this Note may be amended with the written consent of the Company and the Lender. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Note, shall be deemed a waiver thereof or of any other breach or default theretofore or thereafter occurring. Except as otherwise provided for herein, the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the party against such waiver is sought.

7.3.         Severability; Headings. The invalidity or unenforceability of any term or provision of this Note will not affect the validity or enforceability of any other term or provision hereof. The headings in this Note are for convenience of reference only and will not alter or otherwise affect the meaning of this Note.

7.4.         Replacement Note. If this Note becomes mutilated and is surrendered by the Holder to the Borrower, or if the Holder claims that this Note has been lost or destroyed, the Borrower shall execute and deliver to the Holder a replacement Note upon receipt of appropriate waiver and undertaking of indemnification by the Holder.

7.5.         Assignment. This Note is transferable and assignable by the Holder. Either party may freely assign or transfer the rights granted pursuant to this Note. If, as a result of such assignment by the Purchaser, the Company is required under applicable law to file any registration statement or prospectus with the US Securities and Exchange Commission or any stock exchange or other similar institution in any jurisdiction, that that the Company would not be required to file under the Subscription and Registration Rights Agreement, the party that seeks such assignment will cover the Company’s expenses for such filing.

7.6.         General Obligations. From the date hereof until the conversion or repayment of the Loan Amount in full, the Company shall inform the Lender of any material developments in the Company, including without limitation, any material agreement entered into by the Company or any of its subsidiaries, that would result in significant expenses to the Company or a material adverse effect on the financial or business condition of the Company, and shall provide to the Lender copies of any and all financial statements prepared by the Company, and provide access to any material documents concerning such developments in the Company.

7.7.         Governing Law. This Note shall be governed by and construed under the laws of the State of Israel, without regard for the conflicts of laws provisions thereof. Except as explicitly set forth in this Note to the contrary, any dispute arising under in connection with this Note shall be settled exclusively before the competent courts of the city of Tel-Aviv-Jaffa.

Execution Copy

7.8.         Notices. All notices and other communications required or permitted hereunder to be given to a party hereto shall be in writing. All notices shall be given by registered mail (postage prepaid), by facsimile or email or otherwise delivered by hand or by messenger to the parties’ respective addresses as shall be designated by notice from time to time. Any notice sent in accordance with this Section 7.8 shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and confirmation of transmission or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of transmission, (ii) if sent by registered mail, upon 3 (three) days of mailing, (iii) if sent by messenger, upon delivery; and/or (iv) upon actual receipt. All notices shall be addressed to:

If sent to the Company to:

8 Hartom St. Har Hotzvim
Jerusalem 97775
Fax: 02-5486550
Email: avi.barak@biocancell.com
Attention: Avi Barak

with a copy (which shall not constitute notice) to:

Yuval Horn, Adv.
Baratz, Horn & Co.
1 Azrieli Center
Tel Aviv, Israel 67021
Fax:+972-3-6960986
Email: y.horn@bar-law.com

If sent to the Purchaser to:

[______]

7.9. Counterparts. This Note may be executed in one or more counterparts.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK}

Execution Copy

[Signature Page to BioCancell Therapeutics Inc. Convertible Promissory Note]

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date and year first above written.

BIOCANCELL THERAPEUTICS INC

By:

Name:

Title:

AGREED AND ACCEPTED:

TIKCRO TECHNOLOGIES LTD.

By.

Name:

Title:

Execution Copy

Exhibit 6A(d)

MILESTONES

Commencing at the Closing, the Company shall conduct its best efforts to successfully conclude the following milestones:

(a)    To conclude by no later than March lst, 2009 an FDA approved Phase II of the Bladder clinical trials, which are currently expected to be conducted in centers in Israel and the U.S;

(b)    To conclude by no later than May lst, 2009 an FDA approved Phase I of the Ovarian clinical trials, which are currently expected to be conducted in centers in Israel and the U.S.;

(c)    To recruit within three (3) months from the Closing at least two (2) additional industry recognized researchers to hold senior positions in the Company in addition to the current employees and keep such team going forward; and

(d)    To effect a listing of the Company’s shares on NASDAQ or on the OTCQX within 9 months following the Closing.

It is hereby Understood that the Company’s ability to perform any of the milestones set forth in (a) and (b) above may be subject to technological or other difficulties, and may not be timely realized, or may be realized differently than expected subject to the approval of the Executive Committee (as defined in the Subscription and Registration Rights Agreement).